Exhibit 10

$250,000,000

364-DAY CREDIT AGREEMENT

dated as of December 18, 2008

by and among

FAMILY DOLLAR STORES, INC.

and

FAMILY DOLLAR, INC.,

as Borrowers,

the Lenders referred to herein,

BRANCH BANKING & TRUST COMPANY,

as Syndication Agent,

and

BANK OF AMERICA, N.A.,

REGIONS BANK,

and

U.S. BANK, NATIONAL ASSOCIATION,

each, as Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swingline Lender

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Book Manager

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Extension Notice
Exhibit G	-	Form of Officer’s Compliance Certificate
Exhibit H	-	Form of Assignment and Assumption
Exhibit I	-	Form of Subsidiary Guaranty Agreement

SCHEDULES

Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(g)	-	Licenses, Permits, Etc.
Schedule 6.1(p)	-	Existing Debt; Future Liens
Schedule 10.1	-	Existing Liens
Schedule 10.4	-	Transactions with Affiliates

364-DAY CREDIT AGREEMENT, dated as of December 18, 2008, by and among FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Company”) and FAMILY DOLLAR, INC., a North Carolina corporation (“FDI” and, together with the Company, the “Borrowers”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower are parties to that certain 364-Day Credit Agreement dated as of January 31, 2008 by and among the Borrowers, the lenders party thereto and the Administrative Agent (the “Prior Credit Agreement”).  The Borrowers have requested, and the Lenders have agreed, to replace the Prior Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Adjusted CD Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the sum of (a) the quotient obtained by dividing (i) the CD Rate for such day by (ii) 1 minus the Domestic Reserve Percentage plus (b) the Assessment Rate.  For purposes of this definition, (A) “Assessment Rate” means, for any day, the annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) which is payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for deposit insurance for Dollar time deposits with the Administrative Agent at the Administrative Agent’s Office and (B) “Domestic Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the actual reserve requirement (including, without limitation any basic, supplemental, or emergency reserves) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding $1,000,000,000 in respect of new certificates of deposit having a maturity of three (3) months and in an amount of $100,000 or more.  In the event that the foregoing reserve requirement is required by law to be determined on the basis of the aggregate of such deposits of the Administrative Agent, the Administrative Agent may use any reasonable allocation or attribution methods in determining the Domestic Reserve Percentage.  The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate or the Domestic Reserve Percentage.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Company, a Subsidiary of the Company) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate Revolving Credit Commitments of all the Lenders, as such amount may be modified at any time or from time to time pursuant to the terms hereof.  The Aggregate Commitment on the Closing Date shall be $250,000,000.

“Agreement” means this 364-Day Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alabama Lawsuit” means the case of Morgan, et al. v. Family Dollar Stores, Inc. brought in the U.S. District Court for the Northern District of Alabama alleging that the Company violated the Fair Labor Standards Act by classifying the named plaintiffs and other similarly situated current and former store managers as “exempt” employees who are not entitled to overtime compensation.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Facility Fee	LIBOR Rate + and LIBOR Market Index Rate +	CD Rate +

I	Greater than or equal to 45.0%	0.350%	1.900%	1.900%

II	Greater than or equal to 35.0% but less than 45.0%	0.300%	1.700%	1.700%

III	Greater than or equal to 25.0% but less than 35.0%	0.200%	1.300%	1.300%

Pricing Level	Consolidated Leverage Ratio	Facility Fee	LIBOR Rate + and LIBOR Market Index Rate +	CD Rate +
IV	Greater than or equal to 15.0% but less than 25.0%	0.150%	1.100%	1.100%

V	Less than 15.0%	0.125%	0.875%	0.875%

provided, that if the Borrowers exercise the Term-Out pursuant to Section 2.9, then the Applicable Margin in effect at any time for CD Rate Loans and LIBOR Rate Loans will be increased by (i) 0.25% at Pricing Levels IV and V and (ii) 0.50% at Pricing Levels I, II and III.  Notwithstanding the foregoing, the Applicable Margin with respect to the Facility Fee after any exercise of the Term-Out shall be as set forth above and shall continue to apply to the aggregate outstanding principal amount of the Term Loan after giving effect to the exercise of the Term-Out.

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Company; provided that (a) the Applicable Margin shall be based on Pricing Level IV until the Calculation Date for the fiscal quarter ending November 29, 2008 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company, on behalf of the Borrowers, fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or 7.2 is inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Company shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance

Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Company, on behalf of the Borrowers, shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 11.1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” has the meaning assigned thereto in Section 13.6(a).

“Arranger” means Wachovia Capital Markets, LLC, in its capacity as sole lead arranger and sole book manager, and its successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Company and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Company and its Subsidiaries.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CD Rate” means, for any day, the rate per annum equal to the interest rate for certificates of deposit in the secondary market with maturities of three (3) months as published for such day in Federal Reserve Statistical Release H.15 or any successor publication, or if such day is not a Business Day, the rate published for the preceding Business Day.

“CD Rate Loan” means any Loan bearing interest at a rate based upon the Adjusted CD Rate as provided in Section 4.1(a).

“Change in Control” means (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities Exchange Commission thereunder in effect on the date hereof) other than a Credit Party in accordance with clause (d) below, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities Exchange Commission thereunder in effect on the date hereof) of fifty-one percent (51%) or more of the outstanding shares of the voting capital stock of the Company, (c) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors or (d) a merger, consolidation or sale of all or substantially all of the assets of the Company in respect of which the Company is not the successor corporation (other than a Credit Party which assumes the obligations under this Agreement and the other Loan Documents).  For purposes of this definition, “Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who: (i) was a member of such board of directors on the date hereof or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Company” has the meaning assigned thereto in the introductory paragraph hereto.

“Consent Date” has the meaning assigned thereto in Section 2.8.

“Consenting Lender” has the meaning assigned thereto in Section 2.8.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Debt” means, as of any date of determination, the total amount of all Debt of the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Consolidated EBITDAR” shall mean, for any period, Consolidated Net Income for such period plus (to the extent deducted or added in computing such Consolidated Net Income and without duplication) (a) depreciation, depletion, if any, and amortization expense for such period, (b) income tax expense for such period, (c) other non-cash items for such period, including without limitation, charges associated with store closings, (d) Consolidated Interest Expense and Lease Rentals for such period, and (e) non-recurring items, all as determined on a Consolidated basis in accordance with GAAP.  For purposes of this Agreement, Consolidated EBITDAR shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisitions and any asset dispositions closed during such period, calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Fixed Charges” shall mean, for any period, the Consolidated Interest Expense for such period plus Lease Rentals for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” shall mean, for any period, the gross interest expense of the Company and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated Total Capitalization on such date.

“Consolidated Net Income” means, for any period, the Consolidated net income (or loss) of the Company and its Subsidiaries for such period, exclusive of “extraordinary items” (as defined by GAAP), determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means the Consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, at any time, the sum of (a) Consolidated Net Worth and (b) Consolidated Debt.

“Credit Facility” means, collectively, the Revolving Credit Facility and the Swingline Facility.

“Credit Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Current Maturity Date” has the meaning assigned thereto in Section 2.8.

“Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) its Capital Lease Obligations; (d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and (e) Guarantees by such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.  Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  For purposes of this Agreement, Debt shall not include reimbursement obligations under trade letters of credit incurred in connection with the acquisition of inventory in the ordinary course of business, provided that any draws under such trade letters of credit are reimbursed within 30 days thereof.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” means, with respect to any principal of any Loan or any other amount payable by the Borrowers under this Agreement, a rate per annum equal to two percent (2%) plus the rate of interest that would otherwise be applicable to such Loan or other amount pursuant to this Agreement.

“Disputes” has the meaning set forth in Section 13.6.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.10(b)(iii), (vi) and (vii) (subject to such consents, if any, as may be required by under Section 13.10(b)(iii)).

“Engagement Letter” means the separate engagement letter agreement executed by the Company, on behalf of the Borrowers, and the Administrative Agent and/or certain of its affiliates dated November 11, 2008.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 4.11(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 24, 2006 by and among the Borrowers, the lenders party thereto and Wachovia Bank, National Association, as administrative agent (as amended prior to the date hereof).

“Extension Notice” has the meaning assigned thereto in Section 2.8.

“Extensions of Credit” means, as to any Lender at any time, (a) prior to the exercise of the Term-Out pursuant to Section 2.9, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (ii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding or (b) after the exercise of the Term-Out pursuant to Section 2.9, the aggregate principal amount of the Term Loan made by such Lender then outstanding or (c) the making of any Loan, as the context requires.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“FDI” has the meaning assigned thereto in the introductory paragraph hereto.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business

Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on the Saturday closest to August 31 of each calendar year.

“FLSA Litigation” means any existing or future litigations regarding whether any employees of the Company or any of its Subsidiaries are “exempt employees” (such that such employees are not entitled to receive overtime compensation) under the Fair Labor Standards Act (as amended) or any other similar federal or state law, including, but not limited to the Alabama Lawsuit.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Company or its Subsidiaries.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof. In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other approval by any Governmental Authority, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by a Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Interest Period” shall mean, in connection with each LIBOR Rate Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the Notice of Continuation/Conversion and ending one (1), two (2), three (3), or six (6) months thereafter as the Company, on behalf of the Borrowers, may request in the applicable notice; provided that

(i)                                     the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods,

each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)                              no Interest Period shall extend beyond the Maturity Date; and

(v)                                 there shall be no more than eight (8) Interest Periods in effect at any time.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Lease Rentals” means, for any period, the aggregate amount of fixed rental or operating lease expense payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.8 or Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on the Reuters Screen LIBOR01 (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means, for any day, a rate equal to the LIBOR Rate for an Interest Period of one (1) month as of such day.  Each change in the LIBOR Market Index Rate shall be effective as of the opening of business on the day such change in such LIBOR Rate occurs.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate (but excluding the LIBOR Market Index Rate) as provided in Section 4.1(a).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Limited Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrowers and the Subsidiary Guarantors to perform their obligations under this Agreement or the other Loan Documents to which such Person is a party, taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole.

“Loan Documents” means, collectively, this Agreement, each Note, the Subsidiary Guaranty Agreement and each other document, instrument, certificate and agreement executed and delivered by the Company or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and Swingline Loans or the Term Loan, as applicable, and “Loan” means any of such Loans.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect”  means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Borrowers and the Subsidiary Guarantors to perform their obligations under this Agreement, the Subsidiary Guaranty Agreement or any other Loan

Document, taken as a whole or (c) the validity or enforceability of this Agreement, the Subsidiary Guaranty Agreement or any other Loan Document, taken as a whole.

“Material Subsidiary” means, at any time, any Subsidiary of the Company which together with all other Subsidiaries of such Subsidiary, accounts for more than (a) five percent (5%) of the consolidated assets of the Company and its Subsidiaries or (b) five percent (5%) of the consolidated revenue of the Company and its Subsidiaries.

“Maturity Date” means (a) the Revolving Credit Maturity Date or (b) the Term Loan Maturity Date, as applicable.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Non-Consenting Lender” has the meaning assigned thereto in Section 2.8.

                                                “Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note or the Term Loan Notes, as applicable.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.5(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all Hedging Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, senior vice president of finance or the treasurer (or another Responsible Officer holding a similar position) of the Company substantially in the form of Exhibit G.

“Other Debt Agreement” has the meaning assigned thereto in Section 10.6(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 13.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or required to be made, by any Credit Party or any ERISA Affiliate or with respect to which any Credit Party or any ERISA Affiliate may have any liability.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prior Credit Agreement” has the meaning assigned thereto in the introductory paragraph hereto.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of the Company’s Subsidiaries (including all Guaranties of Debt of any Borrower but excluding (i) Debt owing to any Borrower or any other Subsidiary, (ii) Debt outstanding at the time such Person became a Subsidiary, provided that such Debt shall have not been incurred in contemplation of such person becoming a Subsidiary, (iii) all Guaranties of Debt of any Borrower by any Subsidiary which has also guaranteed the Obligations hereunder, (iv) Debt of FDI in which FDI is a co-obligor with the Company under the agreement or instrument pursuant to which such Debt is incurred (including, without limitation, the Senior Unsecured Notes), and (v) at any time following the date upon which (A) the Senior Unsecured Notes have been repaid, defeased or repurchased in full or (B) the provisions of the Senior Unsecured Notes are amended to exclude Capital Lease Obligations from the definition of “Priority Debt” contained therein, Capital Lease Obligations) and (b) all Debt or other obligations of the Borrowers and their Subsidiaries secured by Liens other than (i) Debt or obligations secured by Liens permitted by subparagraphs (a) through (i), inclusive, of Section 10.1 and (ii) at any time following the date upon which (A) the Senior Unsecured Notes have been repaid, defeased or repurchased in full or (B) the provisions of the Senior Unsecured Notes are amended to exclude Capital Lease Obligations from the definition of “Priority Debt” contained therein, Capital Lease Obligations.

“Prior Maturity Date” has the meaning assigned thereto in Section 2.8.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated or the Term-Out has been exercised, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer or senior vice president of finance of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Aggregate Commitment.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loan” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) December 17, 2009, as such date may be extended from time to time pursuant to Section 2.8, (b) the date of termination of the entire Aggregate Commitment by the Borrowers pursuant to Section 2.5, (c) the date of termination of the entire Aggregate Commitment and the Credit Facility by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a) or (d) the date of the exercise of the Term-Out pursuant to Section 2.9.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at

http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Senior Debt” means, as of any date of determination, all Consolidated Debt, other than Subordinated Debt.

“Senior Unsecured Notes” means the Debt of the Borrowers evidenced by those certain (a) 5.41% Series 2005-A Senior Notes, Tranche A due 2015, in the original principal amount of $169,000,000 and (b) 5.24% Series 2005-A Senior Notes, Tranche B due 2015, in the original principal amount of $81,000,000, each issued pursuant to that certain Note Purchase Agreement dated as of September 27, 2005 (as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement) by and among the Borrowers, as obligors, and the purchasers party thereto.

“Solvent” means, the Company and its Subsidiaries, on a Consolidated basis, on a particular date, (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies) and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Debt” means all unsecured Debt of the Company and its Subsidiaries that shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company or its Subsidiaries (including, without limitation, subordinated to the obligations of the Company and its Subsidiaries under this Agreement or any other Loan Documents).

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Subsidiary Guarantors” means Family Dollar Services, Inc., a North Carolina corporation, Family Dollar Operations, Inc., a North Carolina corporation, and Family Dollar Trucking, Inc., a North Carolina corporation, and any successors or permitted assigns of any of the foregoing.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) $20,000,000 and (b) the Aggregate Commitment.  The Swingline Commitment is part of, and not in addition to, the Aggregate Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the earlier to occur of (a) the Revolving Credit Maturity Date and (b) the date of the exercise of the Term-Out pursuant to Section 2.9.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Loan” shall mean the term loan made by the Lenders pursuant to Section 2.9.

“Term Loan Facility” means the term loan facility established upon exercise of the Term-Out pursuant to Section 2.9.

“Term Loan Maturity Date” means the earlier to occur of (a) the date that is one (1) year after the Current Maturity Date and (b) the date of acceleration of the Loans pursuant to Section 11.2.

“Term Loan Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, as to any Lender, the ratio of (a) the outstanding principal balance of the Term Loan held by such Lender to (b) the aggregate outstanding principal balance of the Term Loan held by all Lenders.

“Term-Out” has the meaning assigned thereto in Section 2.9.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

SECTION 1.2                          Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3                          Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4                          Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5                          References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6                          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE CREDIT FACILITIES

SECTION 2.1                                      Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Company, on behalf of the applicable Borrower, in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Swingline Loans and (b) the principal amount of outstanding Revolving Credit Loans from any Lender shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2                                      Swingline Loans.

(a)                                  Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and (ii) the Swingline Commitment.

(b)                                 Refunding.

(i)                                     Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)                                  The Borrowers shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of such Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)                               Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.3                          Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)                                  Requests for Borrowing.  The Company, on behalf of the Borrowers, shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each CD Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to CD Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or CD Rate Loans, (E) in the case of a Swingline Loan whether the Loans are to be based on the LIBOR Market Index Rate or the Adjusted CD Rate, and (F) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)                                 Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Company identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Company to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time.  Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4                          Intentionally Omitted.

SECTION 2.5                          Repayment and Prepayment of Loans.

(a)                                  Repayment.  The Borrowers hereby agree on a joint and several basis to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon, unless all such Revolving Credit Loans and Swingline Loans are converted to a Term Loan pursuant to Section 2.9.

(b)                                 Mandatory Prepayments.  If at any time the sum of the outstanding principal amount of all (i) Revolving Credit Loans and Swingline Loans exceeds the Aggregate Commitment, the Borrowers agree to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the applicable Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans and second to the principal amount of outstanding Revolving Credit Loans.

(c)                                  Optional Prepayments.  The Borrowers may at any time and from time to time prepay Loans (including, without limitation, the Term Loan), in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each CD Rate Loan and Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, CD Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to CD Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof but shall otherwise be without penalty or premium.

(d)                                 Hedging Agreements.  No repayment or prepayment pursuant to this Section shall affect any of the Borrowers’ obligations under any Hedging Agreement.

SECTION 2.6                          Adjustment of the Aggregate Commitment.

(a)                                  Voluntary Reduction.  The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Aggregate Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage.  All facility fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

(b)                                 Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and Swingline Loans, as applicable, after such reduction to the Aggregate Commitment as so reduced.  Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans and shall result in the termination of the Aggregate Commitment, the Swingline Commitment and the Credit Facility.  If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof but shall otherwise be without penalty or premium.

SECTION 2.7                          Termination of Credit Facility.  The (a) Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date and (b) the Swingline Facility shall terminate on the Swingline Termination Date.

SECTION 2.8                          Optional Extension of the Maturity Date.

(a)                                  The Borrowers may, not more than ninety (90) days and not less than sixty (60) days prior to the Revolving Credit Maturity Date then in effect (the “Current Maturity Date”) and prior to any exercise of the Term-Out pursuant to Section 2.9, request through written notice to the Administrative Agent substantially in the form of Exhibit F (the “Extension Notice”), that the Lenders extend the Current Maturity Date for an additional three hundred sixty-four (364) day period; provided, that in no event shall the Revolving Credit Maturity Date be extended beyond December 15, 2011.  The Administrative Agent shall promptly notify the Lenders of such Extension Notice.  Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent no later than twenty (20) days following the date such Extension Notice is delivered to the Administrative Agent (such date, the “Consent Date”), advise the Administrative Agent in writing of its desire to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) the Current Maturity Date.  Any Lender that does not advise the Administrative Agent by the Consent Date shall be deemed to be a Non-Consenting Lender.  No Lender shall be under any obligation or commitment to extend the Current Maturity Date.  The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension.

(b)                                 If (and only if) Lenders holding in the aggregate more than fifty percent (50%) of the Aggregate Commitment on the Consent Date have agreed to such extension, then the Current Maturity Date applicable to the Consenting Lenders shall be extended to the date that is three hundred sixty-four days after the Current Maturity Date with respect to such Consenting Lenders.  All Loans of each Non-Consenting Lender shall be subject to the Current Maturity Date, without giving effect to such extension (such date, the “Prior Maturity Date”).  In the event of an extension of the Current Maturity Date pursuant to this Section 2.8, the Borrowers shall have the right, at their own expense, to solicit commitments from existing Lenders and/or additional Eligible Assignees which meet the requirements set forth in Section 13.10(b) to replace the Revolving Credit Commitment of any Non-Consenting Lenders for the remaining duration of the Credit Facility.  Any such financial institution (if not already a Lender hereunder) shall become a party to this Agreement as a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.  The

Revolving Credit Commitment of each Non-Consenting Lender shall terminate on the Prior Maturity Date, all Loans and other amounts payable hereunder to such Non-Consenting Lender shall be subject to the Prior Maturity Date and, to the extent such Non-Consenting Lender’s Revolving Credit Commitment is not replaced as provided above, the Aggregate Commitment shall be reduced by the amount of the Revolving Credit Commitments of each such Non-Consenting Lender so terminated on the Prior Maturity Date.

SECTION 2.9                          Term-Out.

(a)                                  Subject to the conditions set forth in Section 5.3, the Borrowers may, upon prior written notice to the Administrative Agent sent not more than ninety (90) days and not less than thirty (30) days prior to the Current Maturity Date, elect to have all (but not less than all) of the principal balance of the Loans then outstanding converted to a term loan (as converted, the “Term Loan”) effective as of the Current Maturity Date (the “Term-Out”).  The principal amount of the Term Loan (together with accrued and unpaid interest thereon and fees in respect thereof) shall be due and payable on the Term Loan Maturity Date.

(b)                                 As a condition precedent to the Term-Out, the Borrowers shall deliver to the Administrative Agent a certificate of the Company, on behalf of the Borrowers, dated as of the Current Maturity Date signed by a Responsible Officer of the Company, certifying that as of such date, all conditions set forth in Section 5.3 shall have been satisfied (with all references in such Section to the making of a Loan being deemed to be references to the exercise of the Term-Out on the Current Maturity Date).

(c)                                  The Borrowers may repay, but not reborrow, all or any portion of the Term Loan in accordance with Section 2.5.  The Borrowers may exercise the Term-Out only once during the term of this Agreement.

(d)                                 The Borrowers hereby agree to pay any and all costs (if any) required pursuant to Section 4.9 incurred by any Lender in connection with the exercise of the Term-Out.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1                          Interest.

(a)                                  Interest Rate Options.  Subject to the provisions of this Section, at the election of the Company, on behalf of the Borrowers, (i) Loans (other than Swingline Loans) shall bear interest at (A) the Adjusted CD Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) and (ii) any Swingline Loan shall bear interest at (A) the Adjusted CD Rate plus the Applicable Margin or (B) the LIBOR Market Index Rate plus the Applicable

Margin.  The Company, on behalf of the Borrowers, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Any Loan or any portion thereof as to which the Company has not duly specified an interest rate as provided herein shall be deemed a CD Rate Loan.

(b)                                 Interest Periods.  In connection with each Loan that is a LIBOR Rate Loan, the Borrowers, by giving notice at the times described in Section 2.3 shall elect an Interest Period to be applicable to such LIBOR Rate Loan.

(c)                                  Default Rate.  Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, no Borrower shall have the option to request LIBOR Rate Loans or Swingline Loans.  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, interest at the Default Rate on any principal of any Loan and (to the fullest extent permitted by Applicable Law) on any other amount payable by the Borrowers under this Agreement or any other Loan Document which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.  Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)                                 Interest Payment and Computation.  Interest on each CD Rate Loan and each Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2009; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

(e)                                  Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

SECTION 4.2                          Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding CD Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into CD Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever a Borrower desires to convert or continue Loans as provided above, the Company, on behalf of the Borrowers, shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 4.3                          Fees.

(a)                                  Facility Fee.  Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee at a rate per annum equal to the Facility Fee set forth in the definition of “Applicable Margin” on the Aggregate Commitment, regardless of usage, or, at all times following the exercise of the Term-Out pursuant to Section 2.9, the then outstanding principal balance of the Term Loan.  The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2009, and ending on the Maturity Date.  Such facility fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.

(b)                                 Administrative Agent’s and Other Fees.  The Borrowers agree to pay any fees set forth in the Engagement Letter.

SECTION 4.4                          Manner of Payment.  Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below)

and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(c), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5                          Evidence of Debt.

(a)                                  Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Swingline Note or Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Swingline Loans or Term Loan Percentage of the Term Loan, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)                                 Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6                          Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.8, 4.9, 4.10, 4.11 or 13.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)                                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)                                 the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation in accordance with Section 13.4.

SECTION 4.7                          Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s portion of the amount of any Loan to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b) or 2.9 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent, and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s portion of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to CD Rate Loans hereunder, on demand, from the Borrowers.  The failure of any Lender to make available its portion of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its portion of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its portion of such Loan available on the borrowing date.

SECTION 4.8                          Changed Circumstances.

(a)                                  Circumstances Affecting LIBOR Rate Availability.  If with respect to any Interest Period or with respect to the LIBOR Market Index Rate, the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 or offered to the Administrative Agent or such Lender for such Interest Period or for the LIBOR Market Index Rate, then the Administrative Agent shall forthwith give notice thereof to the Borrowers.  Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Swingline Loans at the LIBOR Market Index Rate and the right of the Borrowers to convert any Loan to, or continue any Loan as, a LIBOR Rate Loan shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan and such Swingline Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan or such Swingline Loan to a CD Rate Loan as of the last day of such Interest Period.

(b)                                 Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or Swingline Loan at the LIBOR Market Index Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Swingline Loans at the LIBOR Market Index Rate as the and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select or request only CD Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a CD Rate Loan for the remainder of such Interest Period.

SECTION 4.9                          Indemnity.  The Borrowers hereby indemnify each of the Lenders against any loss or expense (but excluding loss of margin) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by any Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of any Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10                    Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan or any Swingline Loan at the LIBOR Market Index Rate made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or Swingline Loans at the LIBOR Market Index Rate made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or any Swingline Loan at the LIBOR Market Index Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrowers shall promptly pay to any such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Revolving Credit Commitment, the Swingline Commitment or their Term Loan Percentage of the Term Loan, as applicable, under current Applicable Laws, regulations and regulatory guidelines.  In the event the Lenders shall be advised by any Governmental Authority after the date hereof or shall otherwise determine on the basis of pronouncements of any Governmental Authority after the date hereof that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the Lenders are so advised or have so determined) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11                    Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                                  Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the applicable Borrower, or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the applicable Borrower, or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the applicable Borrower, or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that the applicable Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower, or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the applicable Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the applicable Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  The Administrative Agent and each Lender (and Participant) shall take such action as the Borrowers may reasonably request in order to apply for and obtain any refund of such amounts as the Borrowers reasonably determine to be appropriate under the circumstances, provided that any such actions shall be at the sole cost and expense of the Borrowers.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g)                                 Survival.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Aggregate Commitment.

SECTION 4.12                    Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 4.10, (ii) any Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 4.11, (iii) the obligation of any Lender to make LIBOR Rate Loans or to continue, or to convert CD Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 4.8 but the obligation of the Required Lenders shall not have been suspended under such Section or (iv) if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)                                     the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 13.10,

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts),

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)                              such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1                          Closing.  The closing shall take place at the offices of Winston & Strawn LLP at 10:00 a.m. on December 18, 2008, or on such other place, date and time as the parties hereto shall mutually agree.

SECTION 5.2                          Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Extensions of Credit is subject to the satisfaction of each of the following conditions:

(a)                                  Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note and a Swingline Note in favor of the Swingline Lender (if requested thereby), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)                                 Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Officer’s Certificate of the Borrowers.  A certificate from a Responsible Officer of the Company, on behalf of the Borrowers, to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.2 and Section 5.3.

(ii)                                  Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)                               Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv)                              Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall reasonably request.

(v)                                 Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 4.11(e).

(c)                                  Consents; Defaults.

(i)                                     Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit

Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)                                  No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d)                                 Financial Matters.

(i)                                     Financial Statements.  The Administrative Agent shall have received the audited Consolidated balance sheet of the Company and its Subsidiaries as of August 30, 2008 and the related audited statements of income, changes in shareholders’ equity and cash flows for the Fiscal Year then ended.

(ii)                                  Payment at Closing; Engagement Letter. The Borrowers shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 which are due and payable on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses payable in accordance with the terms of the Engagement Letter) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e)                                  Miscellaneous.

(i)                                     Termination of Prior Credit Agreement.  The Prior Credit Agreement shall have been terminated to the satisfaction of the Administrative Agent.

(ii)                                  Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(iii)                               Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.3                          Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) or grant any exercise of the Term-Out pursuant to Section 2.9 are subject to the satisfaction of the following conditions precedent on the relevant borrowing or exercise date:

(a)                                  Continuation of Representations and Warranties.  The representations and warranties contained in Article VI shall be true and correct on and as of the date of such borrowing or exercise with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)                                 No Existing Default.  No Default or Event of Default shall have occurred and be continuing on the date of such borrowing or exercise with respect to such Loan or after giving effect to the Loans to be made on such date.

(c)                                  Notices.  The Administrative Agent shall have received a Notice of Borrowing, Notice of Conversion/Continuation or notice of exercise of the Term-Out, as applicable, from the Borrowers in accordance with Section 2.3(a), 2.9 or 4.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

SECTION 6.1                          Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)                                  Organization; Power and Authority.  Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and each of its Subsidiaries has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform the provisions hereof and thereof.

(b)                                 Ownership.  Each Subsidiary of the Company as of the Closing Date is listed on Schedule 6.1(b).  All outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b).  The shareholders of each Subsidiary of the Company and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Company’s Subsidiaries, except as described on Schedule 6.1(b).

(c)                                  Authorization, Etc.  This Agreement and other Loan Documents have been duly authorized by all necessary corporate action on the part of each of the Company and its

Subsidiaries, and this Agreement and each of the other Loan Documents constitutes a legal, valid and binding obligation of the Company and each of its Subsidiaries party hereto or thereto enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the other Loan Document to which each such Person is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

(e)                                  Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any other Loan Document (other than the filing of a Form 8-K with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (as amended)) except for such approval, consent or authorization the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                    Taxes.  Each of the Company and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP.  No Borrower or any Subsidiary knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects.  As of the Closing Date, the federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run, other than for allegations of fraud) for all fiscal years up to and including the fiscal year ended August 28, 2004.

(g)                                 Licenses, Permits, Etc.  Except as disclosed in Schedule 6.1(g),

(i)                                     the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, necessary to the operation of the business that individually or in the aggregate are Material, without known conflict with the rights of others;

(ii)                                  to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(iii)                               to the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(h)                                 Environmental Matters.

(i)                                     Neither the Company nor any of its Subsidiaries has knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(iii)                               Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in any case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(iv)                              All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(i)                                     Compliance with ERISA.

(i)                                     Each Credit Party and each ERISA Affiliate have operated and administered each Plan in compliance with all Applicable Law except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code or Section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(ii)                                  The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(iii)                               No Credit Party nor any of its ERISA Affiliates has incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(iv)                              The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(v)                                 The execution and delivery of this Agreement and the other Loan Documents will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(j)                                     Margin Stock.  No Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)                                  Government Regulation.  No Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)                                     Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 5.2(d)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Company and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.

(m)                               No Material Adverse Change.  Since August 30, 2008 through and including the Closing Date, there has been no material adverse change in the business, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(n)                                 Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Company and its Subsidiaries, on a Consolidated basis, will be Solvent.

(o)                                 Title to Property; Leases.  Each of the Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.2(d) or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

(p)                                 Existing Debt; Future Liens.

(i)                                     Except as described therein, as of the Closing Date, Schedule 6.1(p) sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of August 30, 2008, since which date to the Closing Date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Debt of the Company or any of its Subsidiaries, and no event or condition exists with respect to any Material Debt of the Company or any of its Subsidiaries, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(ii)                                  Except as disclosed in Schedule 6.1(p), neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.

(iii)                               As of the Closing Date, neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or such Subsidiary, except as specifically indicated in Schedule 6.1(p).

(q)                                 Litigation; Observance of Agreements; Statutes and Orders. (i) Except for the FLSA Litigation, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) the FLSA Litigation, individually or in the aggregate, would not reasonably be expected to have a Limited Material Adverse Effect and (iii) neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator of Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws or OFAC) of any Governmental Authority, in each case, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(r)                                    OFAC.  None of the Company, any Subsidiary thereof or any Affiliate of the Company or any Subsidiary Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(s)                                  Disclosure.  As of the Closing Date, the Company or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.2                          Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date and shall survive the Closing Date (except those that are expressly made as of a specific date) and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Company will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 7.1 Financial Statements.

(a)                                  Quarterly Financial Statements.  As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Company in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Company to present fairly in all material respects the financial condition of the Company and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Company and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.  Delivery by the Company to the Administrative Agent and the Lenders of the Company’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Company with this Section 7.1(a).

(b)                                 Annual Financial Statements.  As soon as practicable and in any event within one-hundred five (105) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Company or any of its Subsidiaries or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Company to the Administrative Agent and the Lenders of the Company’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Company with this Section 7.1(b).

(c)                                  Delivery of Information.  Information required to be delivered pursuant to this Section 7.1 shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted by the Administrative Agent on SyndTrak Online or similar site to which the Lenders have been granted access; provided that the Company shall deliver paper copies of such information to the Administrative Agent or any Lender that requests such delivery; and provided further that such information shall only be deemed to have been delivered when posted on any such website upon notification of such posting.

SECTION 7.2                          Officer’s Compliance Certificate.  No later than ten (10) days following the delivery of financial statements pursuant to Sections 7.1(a) or (b), but in all events within the applicable time period required for delivery of such financial statements pursuant to such Sections, and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 7.3                          Other Reports.

(a)                                  Except as set forth in Section 7.1(a) and Section 7.1(b), promptly upon their becoming available, and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Administrative Agent or any Lender), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments; provided, that (A) delivery by the Company to the Administrative Agent of the Company’s related Form 8-K within the time periods required by the Exchange Act or (B) the posting of press releases on the Company’s website shall be deemed to be compliance by the Company with this Section 7.3(a); provided, that information delivered pursuant to clause (A) above shall only be deemed to have been delivered when posted by the Administrative Agent on SyndTrak Online or similar site to which the Lenders have been granted access and information posted pursuant to clause (B) above shall only be deemed to have been delivered upon notification by the Company to the Administrative Agent and the Lenders of such posting on such website; and

(b)                                 Such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7.4                          Notice of Default and Other Matters.

(a)                                  Prompt (but in no event later than five (5) Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof) telephonic and written notice of:

(i)                                     (A) any Default or Event of Default or (ii) that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11.1(k);

(ii)                                  Any of the following that would reasonably be expected to have a Material Adverse Effect, (i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof, (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Credit Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, or (iii) any event, transaction or condition that would result in the incurrence of any liability by any Credit Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing would reasonably be expected to have a Material Adverse Effect;

(b)                                 prompt, and in any event within thirty (30) days of receipt thereof, copies of any notice to any Credit Party or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(c)                                  with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Credit Party or any of its Subsidiaries or relating to the ability of any Credit Party to perform its obligations hereunder and under the Loan Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender.

SECTION 7.5                          Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Company to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(s).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Company will, and will cause each of its Subsidiaries to:

SECTION 8.1                          Corporate Existence, Etc.  Except as permitted by Section 10.2 or Section 10.3, preserve and keep in full force and effect its corporate existence and all its rights and franchises unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.2                          Maintenance of Property.  Maintain and keep, or cause to be maintained or kept, its properties in good repair (similar to other comparable retailers), working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided, that this Section 8.2 shall not prevent such Person from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.3                          Insurance.  Maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business or similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.4                          Books and Records.  Maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person.

SECTION 8.5                          Payment of Taxes and Claims.  File all tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on it or any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties of assets of such Person not permitted by Section 10.1; provided, that the Company or such Subsidiary need not pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on the books of such Person or (b) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6                          Compliance With Law.  Comply with all laws, ordinances or governmental rules or regulations to which such Person is subject (including, without limitation ERISA and Environmental Laws) and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises or other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.7                          Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at such Lender’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the Company’s expense at any time without advance notice.

SECTION 8.8                          Use of Proceeds.  The Borrowers shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets, (b) to finance the purchase of outstanding Capital Stock of the Company and (c) for working capital and general corporate purposes of the Company and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement.

SECTION 8.9                          Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Company and its Subsidiaries on a Consolidated basis will not:

SECTION 9.1                          Consolidated Leverage Ratio:  As of any fiscal quarter end, permit the Consolidated Leverage Ratio to equal or exceed sixty percent (60%).

SECTION 9.2                          Consolidated Fixed Charge Coverage Ratio:  As of any fiscal quarter end, permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.00 to 1.00.

SECTION 9.3                          Priority Debt.  As of any fiscal quarter end, permit the aggregate amount of all Priority Debt to exceed 20% of Consolidated Net Worth.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Company has not and will not and will not permit any of its Subsidiaries to:

SECTION 10.1                    Limitations on Liens.  Create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of any Borrower or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)                                  Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 8.5;

(b)                                 any attachment or judgment Lien, if the judgment it secures shall either (i) have been discharged, bonded or execution thereof stayed pending appeal within sixty (60) days after the entry thereof or shall have been discharged within sixty (60) days after the expiration of any such stay or (ii) be covered by insurance and the insurer has acknowledged in writing that it is obligated to pay such judgment;

(c)                                  (i) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), (ii) Liens, deposits and pledges to secure the performance of bids, tenders, leases, or trade contracts, (iii) Liens to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation) and under liability insurance, (iv) Liens to secure surety or appeal bonds or performance bonds, (v) other Liens incurred in the ordinary course of business and not in connection with the borrowing of money or (vi) Liens securing letters of credit that are issued to secure any of the foregoing obligations described in this Section 10.1(c);

(d)                                 leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of any Borrower or any of its Subsidiaries, on Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e)                                  Liens securing Debt or other obligations of a Subsidiary to a Borrower or to a Subsidiary;

(f)            Liens existing as of the Closing Date and reflected in Schedule 10.1;

(g)           Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable but including inventory) useful and intended to be used (or sold as inventory) in carrying on the business of a Borrower or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, constructed or improved and the proceeds thereof; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Debt secured by such Lien), the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by a Borrower or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Borrower to whom authority to enter into the transaction has been delegated by the board of directors of such Borrower); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h)           any Lien existing on property of a Person immediately prior to its being consolidated with or merged into a Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by a Borrower or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i)            any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (e), (f) and (g) of this Section 10.1, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(j)            in addition to the Liens described above, any other Liens securing Debt or other obligations not permitted above, including Liens securing Priority Debt of any Borrower or any Subsidiary, provided that such Priority Debt does not exceed the limitations set forth in Section 9.3.

SECTION 10.2       Limitations on Asset Dispositions.  Sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arms-length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within three-hundred sixty five (365) days of such sale, lease or disposition, in any combination:

(a)           to acquire productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of (or the Company or any Subsidiary is contractually obligated to acquire such productive assets pursuant to a binding contract entered into within such 365 day period so long as such productive assets shall have been acquired within 60 days following such 365 day period); and/or

(b)           to prepay other Senior Debt; provided that such prepayment shall be pursuant to, and in accordance with, the terms of the Senior Unsecured Notes until such time as (i) the Senior Unsecured Notes have been repaid, defeased or repurchased in full or (ii) the provisions of the Senior Unsecured Notes have been amended to remove the requirements set forth in Section 10.5(2) thereof.

As used in this Section 10.2, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during any Fiscal Year, exceeds fifteen percent (15%) of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any transfer of assets from a Credit Party to any other Credit Party and (iii) any sale or transfer of property acquired by any Credit Party after the date of this Agreement to any Person within three hundred sixty-five (365) days following the acquisition or construction of such property by such Person if such Person shall concurrently with such sale or transfer, lease such property, as lessee.

SECTION 10.3       Limitations on Mergers and Liquidation.  Consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided, that any Subsidiary of the Company may (a) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to (i) a Credit Party so long as in connection with any merger or consolidation involving a Credit Party, such Credit Party shall be the surviving or continuing entity or (ii) any other Person so long as the survivor is a Subsidiary or (b) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.2.

SECTION 10.4       Transactions with Affiliates.  Enter into, directly or indirectly, any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with an Affiliate (other than a Credit Party), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Company or any Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 10.5                    Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP, as set forth in Section 13.9 or as recommended by the Securities Exchange Commission or the Public Company Accounting Oversight Board or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

SECTION 10.6                    Restrictive Agreements.

(a)           Enter into any agreement, indenture or instrument after the Closing Date (each, an “Other Debt Agreement”) which contains any covenant or covenants that are more restrictive than the provisions of Articles VIII, IX and X unless (i) the aggregate outstanding principal amount of all such Debt evidenced by Other Debt Agreements does not exceed $25,000,000 or (ii) at the time of the execution of such Other Debt Agreement, the Company or applicable Subsidiary has entered into, or has indicated to the Administrative Agent its agreement to enter into, an amendment to this Agreement, the effect of which is to conform the applicable covenant or covenants contained in this Agreement such that they are as restrictive as those contained in such Other Debt Agreement.

(b)           Enter into or permit to exist any agreement which restricts the ability of any Subsidiary of the Company to pay dividends to any Borrower except (i) the Loan Documents; (ii) the Senior Unsecured Notes; (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower; (iv) agreements evidencing purchase money Debt or Capital Leases that impose customary restrictions on the property so acquired; (v) Hedging Agreements; (vi) customary provisions in leases restricting assignability or subleasing; (vii) restrictions which are not more restrictive than those set forth in this Agreement contained in any documents governing any Debt incurred after the Closing Date in accordance with the provisions of this Agreement; and (viii) any customary restrictions imposed pursuant to an agreement that has been entered into in connection with any disposition permitted under Section 10.2.

SECTION 10.7                    Nature of Business.  Engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1                    Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal of Loans.  Any Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party that is a Material Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party that is a Material Subsidiary herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.   Any Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.4(a)(i)(A) or Articles IX or X.

(e)           Default in Performance of Other Covenants and Conditions.    Any Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Company by the Administrative Agent.

(f)            Hedging Agreement.   Any Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $25,000,000.

(g)           Debt Cross-Default.  Any Borrower or any other Credit Party shall (i) default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Debt (other than the Loans) that is outstanding in an aggregate principal amount of at least $25,000,000 beyond the period of grace if any, provided with respect thereto, or (ii) default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt (other than the Loans) in an aggregate principal amount of at least $25,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become due, or has been declared, due and payable or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), become obligated to purchase or repay Debt (other than the Loans) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000.

(h)           Change in Control.  Any Change in Control shall occur.

(i)            Voluntary Bankruptcy Proceeding.  Any Borrower or any Material Subsidiary thereof (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or (vi) takes corporate action for the purpose of any of the foregoing.

(j)            Involuntary Bankruptcy Proceeding.  A court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Borrower or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Borrower or any Material Subsidiary, or any such petition shall be filed against any Borrower or any of its Material Subsidiaries and such petition shall not be dismissed within sixty (60) days.

(k)           Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrowers or any other Credit Party party thereto or any such Person shall so state in writing, other than in accordance with the express terms hereof or thereof.

(l)            ERISA.  If:  (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards of extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any

ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Borrower or any Subsidiary established or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of any Borrower or any Subsidiary; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.  As used in this Section 11.1(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

(m)          Judgment.  A final judgment or judgments at any one time outstanding for the payment of money is/are in excess of $25,000,000 (except to the extent of any third party insurance policies in which the insurer has agreed in writing that it is obligated to pay for the amount of such judgment) and which are rendered against one or more of any Borrower or any Subsidiary and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay.

SECTION 11.2                    Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company:

(a)           Acceleration; Termination of Facilities.  Terminate the Aggregate Commitment and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 11.3                    Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing among the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 11.4                    Crediting of Payments and Proceeds.  In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

SECTION 11.5                    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3 and 13.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1                    Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 12.2                    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3                    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 12.4                    Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5                    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 12.6                    Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

SECTION 12.7                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8                    No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 12.9                    Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1                    Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, North Carolina 28201-1401
Attention: Mr. C. Martin Sowers,
Senior Vice President of Finance
Telephone No.: (704) 814-3284
Telecopy No.: (704) 847-3237

With copies to:	Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, North Carolina 28201-1401
Attention: Ms. Janet Kelley, Senior Vice President,
General Counsel and Secretary
Telephone No.: (704) 849-7427
Telecopy No.: (704) 841-1401

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	NC0680
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 590-3481

If to any Lender:	To the address set forth on the Register

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

SECTION 13.2       Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Company, on behalf of the Borrowers; provided, that no amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 5.2 without the written consent of each Lender directly affected thereby;

(b)           amend Section 11.1 or waive any of the conditions, or waive any Default or Event of Default, for purposes of waiving any of the conditions set forth in Section 5.3 without the prior written consent of any combination of Lenders whose Revolving Credit Commitments aggregate more than fifty percent (50%) of the Aggregate Commitment;

(c)           extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, except as set forth in Section 2.8 and 2.9;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.1(d) during the continuance of an Event of Default;

(f)            change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(h)           release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) each Lender (and in the case of an amendment, the Company, on behalf of the Borrowers) who has consented in writing to any amendment, waiver or consent under this Agreement shall be deemed to have consented in writing to a corresponding amendment, waiver or consent under the Existing Credit Agreement and such amendment, waiver or consent shall be deemed to be effective as to such Lender (and in the case of an amendment, the Company, on behalf of the Borrowers) as if effected pursuant to Section 13.2 of the Existing Credit Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 13.3                    Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrowers and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 13.4       Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Swingline Lender, irrespective of whether or not such Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender and the Swingline Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.5                    Governing Law.

(a)           Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

(b)           Submission to Jurisdiction.  Each Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of North Carolina sitting in Mecklenburg County and of the United States District Court of the Western District of North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina state court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.6              Waiver of Jury Trial; Binding Arbitration.

(a)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b)           Binding Arbitration.  Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  All arbitration hearings shall be conducted in Charlotte, North Carolina.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitations shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 13.7       Reversal of Payments.  To the extent the Borrowers makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.8       Punitive Damages.  The Administrative Agent, the Lenders and the Company (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 13.9       Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company, on behalf of the Borrowers, or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company, on behalf of the Borrowers, shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 13.10     Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                                the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility to an assignee who is not a Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to a Borrower.  No such assignment shall be made to any Borrower or any of such Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, with the consent of the Administrative Agent and the Company (such consents not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or a Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification that would (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Revolving Credit Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall be entitled to receive a greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, so long as the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.11(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve

Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.11              Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process and the Administrative Agent or such Lender, as applicable, will use its commercially reasonable efforts to provide prior written notice thereof to the Company, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Company, on behalf of the Borrowers, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.12              Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.13              All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons

designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Aggregate Commitment remains in effect or the Credit Facility has not been terminated.

SECTION 13.14              Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15              Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16              Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17              Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 13.18              Integration; Inconsistencies with Other Documents.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders, or the imposition of additional burdens on, or the restriction of the rights of, any Borrower or its Subsidiaries, in any other Loan Document shall not be deemed to be in conflict or inconsistent with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.19              Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Aggregate Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.20              Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.21              USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and Subsidiary Guarantors, which information includes the name and address of each Borrower and Subsidiary Guarantor and other information that will allow such Lender to identify such Borrower or Subsidiary Guarantor in accordance with the Act.

SECTION 13.22              Independent Effect of Covenants.  The Borrowers expressly acknowledges and agrees that each covenant contained in Articles VIII IX, or X hereof shall be given independent effect.  Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII IX, or X.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By:	/s/ Kenneth T. Smith
Name: Kenneth T. Smith
Title: Senior Vice President and
Chief Financial Officer

FAMILY DOLLAR, INC., as Borrower

By:	/s/ Kenneth T. Smith
Name: Kenneth T. Smith
Title: Senior Vice President and
Chief Financial Officer

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and Lender

By:	/s/ Martha M. Winters
Name: Martha M. Winters
Title: Director

BRANCH BANKING & TRUST, CO., as Syndication Agent and Lender

By:	/s/ Stuart M. Jones
Name: Stuart M. Jones
Title: Senior Vice President

BANK OF AMERICA, N.A., as Documentation Agent and Lender

By:	/s/ Jaime C. Eng
Name: Jaime C. Eng
Title: Assistant Vice President

U.S. BANK, N.A., as Documentation Agent and Lender

By:	/s/ Frances W. Josephic
Name: Frances W. Josephic
Title: Vice President

REGIONS BANK, as Documentation Agent and Lender

By:	/s/ David L. Waller
Name: David L. Waller
Title: Senior Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Mike Mendenhall
Name: Mike Mendenhall
Title: Vice President

COMPASS BANK, as Lender

By:	/s/ R. Steven Hall
Name: R. Steven Hall
Title: Vice President

CAPITAL ONE, N.A., as Lender Revolving Credit Commitment: $10,000,000

By:	/s/ Albert T. Figuly
Name: Albert T. Figuly
Title: Vice President, U.S. Corporate Banking

NATIONAL CITY BANK, as Lender

By:	/s/ Matthew Potter
Name: Matthew Potter
Title: Vice President

PNC BANK, N.A., as Lender

By:	/s/ David B. Gookin
Name: David B. Gookin
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Joe Tonges
Name: Joe Tonges
Title: Assistant Vice President